Exhibit 8.1

LIST OF SIGNIFICANT SUBSIDIARIES AND VIES

Subsidiaries	Place of Incorporation
Forward Vision Corporation Limited ("Forward Vision", formerly known as Cheetah Technology Corporation Limited)	Hong Kong
Beijing Kingsoft Internet Security Software Co., Ltd.	People’s Republic of China
Conew Network Technology (Beijing) Co., Ltd	People’s Republic of China
Hongkong Zoom Interactive Network Marketing Technology Limited	Hong Kong
Cheetah Information Technology Company Limited	Hong Kong
Dream Ahead Pte. Ltd. ("Dream Ahead", formerly known as Cheetah Mobile Singapore Pte. Ltd.)	Singapore
Beijing Kingsoft Cheetah Technology Co., Ltd.	People’s Republic of China
Jingdezhen Jibao Information Service Co., Ltd.	People’s Republic of China
Japan Kingsoft Inc.	Japan
Zhuhai Baoqu Technology Co., Ltd.	People’s Republic of China
Zhuhai Baobaohong Technology Co., Ltd	People’s Republic of China
Zhuhai Baohaowan Technology Co., Ltd.	People’s Republic of China
Beijing Orion Star Technology Co., Ltd.	People’s Republic of China
Hongkong Cheetah Mobile Technology Limited	Hong Kong
Conew.com Corporation	British Virgin Islands
Cheetah Intelligence Inc.	Cayman
Cheetah Intelligence Hong Kong Limited	Hong Kong
Zhuhai Juntian Electronic Technology Co., Ltd.	People’s Republic of China
BC Wave Lab Inc. (Cayman)	Cayman
Marshotspot Limited (Hong Kong)	Hong Kong
BC WAVE LAB PTE. LTD.(Singapore)	Singapore
Beijing Mars Hostspot Technology Co., Ltd.	People’s Republic of China
Jiujiang Orion Star Intelligent Technology Co., Ltd.	People’s Republic of China
Zhuhai Hainiao Technology Co., Ltd.	People’s Republic of China
Variable Interest Entities
Beijing Cheetah Mobile Technology Co., Ltd.	People’s Republic of China
Beijing Cheetah Network Technology Co., Ltd.	People’s Republic of China